Filed pursuant to Rule 433

Registration No. 333-285515

Issuer Free Writing Prospectus dated August 5, 2026

Celestica Announces $3 Billion Equity Offering to Accelerate Growth Across Global AI Infrastructure

August 5, 2026 at 4:01 PM EDT

(All amounts in U.S. dollars)

TORONTO, August 5, 2026 (GLOBE NEWSWIRE) -- Celestica Inc.  (NYSE: CLS) (TSX: CLS) (“Celestica” or the “Company”), a global leader in data center infrastructure and advanced technology solutions, today announced an equity offering totaling $3 billion, in order to fund investments in its business to support unprecedented multi-year demand from its customer base.

Proposed Offering

Celestica today announced a $3 billion treasury offering of common shares. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the common shares offered.

BofA Securities and Citigroup are acting as joint lead bookrunners (in alphabetical order) and TD Securities is acting as bookrunner for the offering.

Capitalizing on Multi-Year AI Infrastructure Expansion

Driven by robust demand and expanding visibility across the global AI infrastructure buildout, Celestica is announcing a $3 billion equity offering to accelerate its long-term growth strategy. As a critical engineering and manufacturing partner to the world’s leading technology companies, Celestica is investing to capture multi-year growth opportunities across its key markets of high-performance AI compute and data center Ethernet networking.

“We are experiencing accelerating momentum across our business, giving us strong conviction to continue investing behind our capabilities,” said Mandeep Chawla, Chief Financial Officer. “Maintaining a robust capital structure with enhanced balance sheet flexibility is central to executing our long-term strategy, ensuring we can seamlessly scale alongside our customers’ evolving multi-year capital deployment plans.”

“Strong operational execution across both segments, combined with unprecedented demand from our Connectivity & Cloud Solutions (CCS) customers, underscores the significant scale of the AI infrastructure buildout,” said Rob Mionis, Chief Executive Officer. “Our demand outlook is the strongest in the Company’s history, and our multi-year visibility continues to strengthen. Celestica’s market leadership and disciplined execution, fully supported by this transaction, position us to capitalize on this secular growth and deliver long-term shareholder value.”

Use of Proceeds

Net proceeds from the offering are expected to be used for working capital and to support investments in capital expenditures, in addition to other general corporate purposes.

Closing

The closing of the offering is subject to customary closing conditions, including the entering into of an underwriting agreement and the listing of the additional common shares on the New York Stock Exchange and the Toronto Stock Exchange.

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud and hybrid cloud, and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com is not incorporated by reference into, and does not form part of, this release.

Registration Statement and Prospectus

Celestica has filed a final base shelf prospectus containing important information relating to the securities described in this press release with the securities regulatory authorities in each of the provinces and territories of Canada. The final base shelf prospectus, any applicable shelf prospectus supplement and any amendment to the documents are accessible through SEDAR+. An automatic shelf registration statement (including a base shelf prospectus) on Form S-3 (File No. 333-285515) has been filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement and other documents Celestica has filed with the SEC for more complete information about Celestica. Any offering of these securities will be made only by means of a prospectus and any applicable prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, copies of any of the documents may be obtained, without charge, if you request them in Canada from Merrill Lynch Canada Inc., 181 Bay Street-Suite 400, Toronto, Ontario M5J 2V8; Citigroup Global Markets Canada Inc., c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (+1-800-831-9146); or TD Securities Inc., Attention: Symcor, NPM, at 1625 Tech Avenue, Mississauga, ON L4W 5P5, by telephone at (289) 360-2009, or by email at sdcconfirms@td.com, or in the United States by contacting BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001 (Attention: Prospectus Department); Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (+1-800-831-9146); or TD Securities (USA) LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at TDManualrequest@broadridge.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, those related to: unprecedented multi-year and strengthening demand in our businesses, demand environment, outlook and customer forecasts, multi-year growth opportunities, our anticipated financial and/or operational results, guidance and outlook, including statements with respect to expected revenue growth in 2026 and 2027, developments related to new customer or program wins, anticipated economic conditions, industry and market trends and projections underlying market growth rates, customer demand, prospects and opportunities, and strategic initiatives, maintaining a robust capital structure and enhanced balance sheet flexibility, and the timing of, closing conditions (including listing of the common shares on the NYSE and TSX) to and use of net proceeds of the offering. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “continues,” “projects,” "target," "outlook," "goal," "guidance," “potential,” “possible,” “contemplate,” “seek,” or similar expressions, or may employ such future or conditional verbs as “may,” “might,” “will,” “could,” “should,” or “would,” or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, where applicable, and for forward-looking information under applicable Canadian securities laws.

Forward-looking statements are provided to assist readers in understanding management’s current expectations and plans relating to the future. Forward-looking statements reflect our current estimates, beliefs and assumptions, which are based on management’s perception of historic trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances, including certain assumptions about: revenue growth in 2026 and 2027 (including continued strengthening of customer demand, close alignment with key customers on demand planning, sustained improvements in demand visibility, and continued strengthening of adjusted operating margins); accelerating growth from our customer base, including our CCS customer base; demand levels across our businesses, including continued growth in demand from data center customers in 2026 and 2027; programs and production ramps occurring and progressing as anticipated in line with expected timelines, specifications, qualification requirements and production schedules, customer decisions, design changes, silicon and component availability, qualification outcomes, deployment timelines and priorities, constraints affecting data center development, construction, equipping or operation, and other technical, commercial, regulatory or supply-chain factors, and our expected role in such programs, including our 800G and 1.6T networking, and AI/machine learning compute programs with data center customers; technology upgrade cycles; our ability to retain programs and customers; continuing operating leverage and improving mix; the impact of anticipated market conditions on our businesses; the reliability of third party market forecasts and customer indications of future demands and roadmaps, including with respect to data center infrastructure; continued advancement and commercialization of AI technologies and cloud computing; supporting sustained high levels of capital expenditure investments by leading hyperscaler, AI, and data center customers; our ability to develop new capabilities; scaling of our operations to meet the anticipated growth in customer demand; the successful recruitment and retention of skilled talent; capital investments proceeding as anticipated, including timely completion of construction and operationalization of assets, securing required materials, utilities, and equipment for our expansion plans; our ability to secure adequate component and materials supply; alignment of our capacity with our business demands; the economy; our customers; our suppliers; tax and interest rates; no material changes to tariffs, trade restrictions, customs administration, or related refund or recovery processes, including developments relating to duties imposed under the International Emergency Economic Powers Act of 1977 and any replacement, continuing or retaliatory tariff measures, compared to what are in effect as of August 5, 2026; that our customers will retain liability for and we will continue to be able to recover substantially all costs from customers relating to product/component tariffs and countermeasures; no material changes in business activities resulting from current macroeconomic trends and uncertainties, including evolving global tariffs, trade negotiations, and geopolitical conflicts; our ability to achieve our strategic goals; the availability of cash from operations to fund planned capital investments; the availability of capital resources for, and the permissibility under our credit facility of, repurchases of outstanding common shares under our current normal course issuer bid; as well as other market, financial and operational assumptions. Readers are cautioned that such information may not be appropriate for other purposes. Readers should not place undue reliance on such forward-looking information.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including, among others, risks related to: changing customer capacity roadmaps for 2026 and beyond; realization of the long-term demand outlook; customer and segment concentration; reduction in customer revenue; erosion in customer market competitiveness; changes in revenue mix and margins; uncertain market, industry, political and economic conditions; customer requests to transfer manufacturing of products from one facility to another; changes to policies or legislation; operational challenges (including inventory management, supply chain constraints, and components, materials or supply shortages); volatility in energy and commodity prices; program ramps not progressing as anticipated; the cyclical nature and/or volatility of certain of our businesses; talent management and inefficient employee utilization, including recruiting, training and retaining sufficient qualified personnel in required jurisdictions and within required timeframes; our expansion plans or consolidation of our operations; planned capital expenditures to support anticipated growth in customer demand; competition risk from evolving AI technologies, including lower-cost/open-source AI models; energy, power and water constraints in the data center ecosystem; cash flow, revenue, and operating results; tax and interest rates variability; technology and IT disruption; increasing legal, tax and regulatory complexity and uncertainty (including in relation to our or our customers' businesses); integrating and achieving the anticipated benefits from acquisitions; and the potential adverse impacts of events outside of our control.

For more exhaustive information on the foregoing and other material risks, uncertainties and assumptions, readers should refer to our public filings at www.sedarplus.ca and www.sec.gov, including in our most recent Management's Discussion and Analysis of Financial Condition and Results of Operations, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with, or furnished to, the U.S. Securities and Exchange Commission, and the Canadian Securities Administrators, as applicable.

Forward-looking statements speak only as of the date on which they are made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

All forward-looking statements attributable to us are expressly qualified by these cautionary statements.